EXHIBIT (k)
                      Legal Opinion of Robert-John H. Sands

                                              Acacia Life Insurance Company Logo

August 6, 2003

Acacia Life Insurance Company
7315 Wisconsin Avenue
Bethesda, Maryland 20814

Gentlemen:

With reference to the Registration Statement on Form N-6, filed by Acacia Life Insurance Company and Acacia Variable Life Separate Account with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Acacia Life Insurance Company is duly organized and validly existing under the laws of the District of Columbia and has been duly authorized by the District of Columbia Department of Insurance and Securities Regulation to issue variable life insurance policies.

     2. Acacia Variable Life Separate Account, formerly Acacia National Variable Life Insurance Separate Account I, is a duly authorized and existing separate account established pursuant to the provisions of District of Columbia Official Code ss.31-1704 and ss.31-4442.

     3. The flexible premium variable life insurance policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Acacia Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on said Form N-6.

Sincerely,

/s/ Robert-John H. Sands

Robert-John H. Sands
Senior Vice President, Corporate Secretary and General Counsel